INDEPENDENT AUDITORS CONSENT

We consent to the use in this Post-Effective Amendment No. 7 to the Registration Statement on Form N-4 (Reg. No. 333-05037) of Sun Life (N.Y.) Variable Account C of our report dated February 15, 2002 accompanying the financial statements of Regatta N.Y. and Regatta Gold N.Y. sub-accounts included in the Sun Life (N.Y.) Variable Account C appearing in the Statement of Additional Information, which is part of such Registration Statement, to the use of our report dated February 15, 2002 accompanying the financial statements of the Futurity New York sub-accounts included in the Sun Life (N.Y.) Variable Account C appearing in the Statement of Additional Information, which is part of such Registration Statement, to the use of our report dated February 15, 2002 accompanying the financial statements of Sun Life Insurance and Annuity Company of New York, appearing in the Statement of Additional Information, which are part of such Registration Statement and to the incorporation by reference of our report dated February 15, 2002 appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 2001.

We also consent to the references to us under the headings "Accountants" and "Appendix B - Condensed Financial Information - Accumulation Units Values" in such Prospectuses and under the heading "Financial Statements" in such Statement of Additional Information.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

April 25, 2002